FORM 10f-3

                            THE BLACKROCK FUNDS

                      Record of Securities Purchased
                 Under the Trust's Rule 10f-3 Procedures

1.      Name of Purchasing Portfolio:  BlackRock Global Growth
        Fund, Inc. (BR_GG), BlackRock Global Opportunities
        Portfolio (Equity) (BR_GO_EQ), BlackRock U.S.
        Opportunities Portfolio (BR_USOPP), BlackRock Global
        Growth V.I. Fund (Ins-Var Ser) (BVA_GGVI)

2.       Issuer:   Steel Dynamics, Inc.

3.      Date of Purchase:  6/3/2009

4.      Underwriter from whom purchased:  Goldman, Sachs & Co.

5.      Name of Affiliated Underwriter (as defined in the
        Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.      List Members of Underwriting Syndicate:
        Merrill Lynch, Pierce, Fenner & Smith Incorporated,
        Goldman, Sachs & Co., Morgan Stanley & Co.
        Incorporated, J.P. Morgan Securities Inc., BMO
        Capital Markets Corp., PNC Capital Markets LLC,
        Wachovia Capital Markets, LLC

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR_GG) 34,700 shares out of 27,000,000 total shares offered; (BR_GO_EQ) 7,100 shares out of 27,000,000 total shares offered;
       (BR_USOPP) 158,500 shares out of 27,000,000 total shares offered; (BVA_GGVI) 8,000 shares out of 27,000,000 total shares offered

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 300,000 shares out of 27,000,000 total shares offered

8.      Purchase price (net of fees and expenses):  $13.50

9. Date offering commenced (if different from Date of Purchase):

10. Offering price at end of first day on which any sales were made:


11.      Have the following conditions been satisfied: Yes or No

    a.      The securities are part of an issue registered
            under the Securities Act of 1933, as amended, which
            is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of
            government securities.                  Yes

    b.      The securities were purchased prior to the
            end of the first day on which any sales
            were made, at a price that was not more
            than the price paid by each other
            purchaser of securities in that offering
            or in any concurrent offering of the
            securities (except, in the case of an
            Eligible Foreign Offering, for any rights
            to purchase required by laws to be granted
            to existing security holders of the
            Issuer) or, if a rights offering, the
            securities were purchased on or before the
            fourth day preceding the day on which the
            rights offering terminated.              Yes

      c.      The underwriting was a firm commitment
              underwriting.                   Yes

      d.      The commission, spread or profit was
              reasonable and fair in relation to that
              being received by others for underwriting similar securities during the same period.
              Yes

      e.      In respect of any securities other than
              Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
              (including the operations of predecessors).
              Yes

f.      Has the affiliated underwriter confirmed
        that it will not receive any direct or indirect
        benefit as a result of BlackRock's participation
        in the offering?           Yes

Approved by: Tallal Malik
Date:        7/8/09